Exhibit 10.3

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made as of November 4, 2016 (the “Effective Date”) by and between Bay Area Hospitalist Associates, A Medical Corporation, a California professional corporation (“BAHA”) and Scott Enderby, D.O. (“Physician”).

WITNESSETH:

WHEREAS, Physician is the sole shareholder of BAHA; and

WHEREAS, BAHA Acquisition, A Medical Corporation, a California professional corporation (the “Purchaser”) is purchasing all of the shares of BAHA from the Seller, and the Seller is selling all of his shares of BAHA to the Purchaser pursuant to and in accordance with that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of even date herewith, by and among the Purchaser, BAHA and the Seller, and the terms of which are incorporated herein by this reference; and

WHEREAS, BAHA intends to employ Physician after the Closing pursuant to the Employment Agreement dated as of even date herewith; and

WHEREAS, Physician's covenant not to compete with BAHA, pursuant to the terms and conditions of this Agreement, is an essential part of the transactions described in the Stock Purchase Agreement, but for which covenant the Purchaser would be unwilling to proceed with the transactions provided for therein; and

WHEREAS, all capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Physician's Covenants.

1.1     As a material inducement to the Purchaser to enter into the Stock Purchase Agreement, and during the term of this Agreement in the Service Area described in Section 4 below, Physician covenants and agrees that Physician will not, directly or indirectly (whether as a sole proprietor, partner, equity holder, director, officer, employee, independent contractor or in any other capacity as principal or agent), without Written Permission of BAHA (as defined in Section 1.2):

a.           practice medicine or engage, participate, aid, assist, or hold any interest in any business which engages, participates, aids, or assists, in the provision of any medical service which is, or as of Physician's engagement or participation, would become, competitive with any aspect of BAHA's medical services;

b.           hire or induce any party to recruit or hire any person who is an employee or independent contractor of BAHA;

c.           whether for itself or himself or any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business or clients of BAHA (including, without limitation, any third party payors);

d.           solicit, or induce any party to solicit, any contractors of BAHA, to enter into the same or a similar type of contract with any other party; or

e.           commit any other act or assist others to commit any other act which impairs the business of BAHA.

1.2           For purposes of this Agreement, "Written Permission" shall constitute the following: (i) Physician shall provide fifteen (15) business days' prior written notice to BAHA (the “Notice”) in accordance with Section 6.6 below that describes the prohibited activity in which Physician seeks to engage and the entities and individuals who are or may be involved in such prohibited competitive activities; (ii) within fifteen (15) business days following receipt of the Notice, Physician and BAHA (or its designee) shall discuss the circumstances surrounding the Notice, and Physician and BAHA may mutually agree upon and document in writing the terms upon which Physician may engage in activities otherwise prohibited by this Agreement. Notwithstanding anything herein to the contrary, BAHA is under no obligation to grant permission to Physician's request pursuant to the Notice, which BAHA may deny in its sole and absolute discretion.

1.3           These covenants and agreement on the part of Physician shall be construed as an agreement independent of any other provision in this Agreement; and the existence of any claim or cause of action of Physician against BAHA, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BAHA of these covenants and agreements, which are absolute.

1.4           It is agreed by the parties hereto that if any portion of the covenants and agreements specified above are held to be unreasonable, arbitrary or against public policy, the covenants and agreements herein shall be considered divisible both as to time and geographic area; and each month of the specified period shall be deemed a separate period of time, and each mile shall be deemed a separate geographic area so that the lesser period of time or geographic area shall remain effective as long as the time or geographic area are not unreasonable, arbitrary or against public policy. The parties hereto agree that, in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Physician, where such provisions shall be deemed reformed to the maximum time or geographic area or other limitations permitted by applicable law, as determined by such court in such action.

2. Confidentiality.

2.1           Physician recognizes the proprietary interest of BAHA in any and all of BAHA's Confidential and Proprietary Information (as hereinafter defined). Physician acknowledges and agrees that any and all Confidential and Proprietary Information of BAHA (“BAHA's Confidential and Proprietary Information”) communicated to, learned of, or otherwise acquired by, Physician in the course of Physician's ownership of BAHA shall be the property solely of BAHA and not of Physician. Physician further acknowledges and understands that Physician's use or disclosure of BAHA's Confidential and Proprietary Information will result in irreparable injury and damage to BAHA. As used herein, "Confidential and Proprietary Information" means all trade secrets and other information derived from reports, work in progress, codes, marketing and sales programs, financial projections, costs summaries, pricing formula, contract analysis, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information of such party whether prepared for, by or on behalf of such party or its employees, officers, directors, agents, representatives, or consultants. In addition, Physician shall keep all of BAHA's Confidential and Proprietary Information confidential for the benefit of BAHA.

2.2           Physician acknowledges and agrees that BAHA is entitled to prevent the disclosure or improper use of any of BAHA's Confidential and Proprietary Information. Physician agrees at all times to hold in strictest confidence and not to disclose to any person, firm or corporation and not to use BAHA's Confidential and Proprietary Information, except in the pursuit of the business of BAHA, without the prior written consent of BAHA; unless (i) such information becomes known or available to the public generally through no wrongful act of Physician or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of BAHA's Confidential and Proprietary Information pursuant to this clause (ii), Physician shall, if possible, give prior written notice thereof to BAHA and provide BAHA with the opportunity to contest such disclosure. Physician shall take all necessary and proper precautions against disclosure of any of BAHA's Confidential and Proprietary Information to unauthorized persons. In the event Physician is no longer employed by BAHA, Physician shall cease all use of any of BAHA's Confidential and Proprietary Information immediately upon the termination of such employment relationship and shall execute such documents as may be reasonably necessary to evidence abandonment of any claim to BAHA's Confidential and Proprietary Information.

2.3           Upon the execution of this Agreement, and at any time thereafter upon the request of BAHA, Physician shall promptly deliver or cause to be delivered to BAHA all documents, data and other information in his possession that contains or is directly related to any of BAHA's Confidential and Proprietary Information regarding BAHA. Physician shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of BAHA's Confidential and Proprietary Information.

3.    Physician's Representation. Physician specifically acknowledges, represents and warrants that (i) Physician's covenants and agreements set forth in this Agreement are being purchased in connection with the Stock Purchase Agreement; (ii) such covenants and agreements are reasonable and necessary to protect the legitimate interests of the Purchaser and BAHA, and their affiliates; and (iii) the Purchaser would not have entered into the Stock Purchase Agreement in the absence of such restrictions on Physician. Physician acknowledges that this Agreement is subject to all the representations, warranties, covenants and agreements of Physician contained in the Stock Purchase Agreement.

4.    Service Area. The Service Area to which Physician's covenants in Section 1 applies is defined as a radius of fifty (50) miles from BAHA's main office located at 450 Stanyan Street, 6th Floor, San Francisco, California 94117.

5.    Term. The term of this Agreement commences as of the Effective Date and terminates on the third anniversary of the Effective Date.

6.    Miscellaneous.

6.1           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that BAHA may assign any or all of its rights, interests or obligations hereunder to one or more of its affiliates. Any assignment or delegation in contravention of this Section shall be null and void.

6.2           Counterparts. This Agreement, and any amendments hereto, may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.3           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.4            Amendment. This Agreement may not be amended except by a writing executed by all parties.

6.5           Time of Essence. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

6.6           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient's time) on the day sent by facsimile and receipt is confirmed, when transmitted; (iii) if sent by facsimile transmission or by e-mail of a PDF document on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission or by email of a PDF document after 5:00 p.m. (recipient's time) on the day sent by facsimile or email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (iv) if sent by registered, certified or first class mail, the third Business Day after being sent; and (v) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to BAHA, to:

Bay Area Hospitalist Associates, A Medical Corporation

700 North Brand Boulevard. Suite 1400

Glendale, CA 91203

Facsimile: (818) 844-3888

Attention: Warren Hosseinion, M.D.

with a copy (which shall not constitute notice) to:

SEC Law Firm

11693 San Vicente Boulevard, Suite 357

Los Angeles, California 90049

Attention: Lance Jon Kimmel, Esq. (lkimmel@seclawfirm.com)

Facsimile: (310) 388-1320

If to Physician:

Scott Enderby, D.O.

395 Yerba Buena Avenue

San Francisco, CA 94127

Telephone: (415) 577-6262

Facsimile: (415) 520-5153

with a copy (which shall not constitute notice) to:

Rimon, PC

1 Embarcadero Center, Suite 400

San Francisco, CA 94111

Attention: Scott Raber_

Facsimile:

6.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of laws principles thereof.

6.8           Injunctive Relief. The parties hereto acknowledge and agree that a breach by Physician of this Agreement will cause irreparable damage to BAHA, the Purchaser and their affiliates, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Physician agrees that if Physician breaches this Agreement, then BAHA and/or the Purchaser shall be entitled to injunctive relief in addition to any rights it may have to monetary damages, and Physician agrees not to assert in any proceeding that BAHA and/or the Purchaser has an adequate remedy at law.

6.9           Severability. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, subject to Section 1.4 above, if the provisions of this Agreement shall be deemed to create a restriction, which is unreasonable as to either duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

6.10          Attorneys' Fees. Should BAHA, the Purchaser, any of their affiliates or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

6.11           Third Party Beneficiaries. The Purchaser and the respective affiliates of BAHA and the Purchaser are third party beneficiaries of this Agreement and may enforce all of the rights and privileges hereunder to the same degree as BAHA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BAY AREA HOSPITALIST ASSOCIATES,
A MEDICAL CORPORATION

By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: President

PHYSICIAN:

/s/ Scott Enderby
Scott Enderby, D.O.